UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 16, 2010, Global Cash Access Holdings, Inc (the “Company”) issued a press release announcing that the Company entered into a settlement agreement with respect to the pending securities class action lawsuit filed against it and certain other defendants as described in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2009. Specifically, the Company and the other parties to the lawsuit executed a Stipulation and Settlement Agreement pursuant to which the parties agreed to settle all claims in consideration of the establishment of a common settlement fund of $5.85 million.

Pursuant to the settlement agreement, the Company’s insurance carrier will contribute all of the contributions to the settlement fund that are required from the Company, its current and former officers and directors, and those other defendants with whom it has agreements to indemnify. The settlement is subject to preliminary and final approval by the court and a motion for preliminary approval was recently filed. All costs, expenses, fees and reimbursement for participating class members and lead counsel will be paid from the settlement fund. The Company maintains insurance that provides for reimbursement of substantially all of the legal fees and expenses associated with this action other than legal fees and expenses incurred by the Company’s underwriters who are defendants in this matter and for which the Company is obligated to indemnify the underwriters. The Company does not anticipate that the amount of any such unpaid or future legal costs and expenses to be materially in excess of the reserve established by the Company for such legal costs and expenses.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document

99.1	Press Release, dated March 16, 2010, announcing the settlement of the Company’s pending securities class action lawsuit

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: March 16, 2010

By:   /s/ Scott Betts

Scott Betts, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release, dated March 16, 2010, announcing the settlement of the Company’s pending securities class action lawsuit